Exhibit 10.1

AMENDMENT TO THE FRANCHISE AGREEMENT

THIS AMENDMENT ("Amendment") dated 10/11, 2007 between BAJIO, LLC, a Delaware

Limited Liability Company of 551 East State Road ft301. American Fork. Utah 84003 ("we," "us", and like terms) and, Wasatch Food Services of Idaho. Inc., (referred to herein as "you," "your," and like terms) having offices at 99 Hobble Creek Canyon Dr., Springville, Utah 84663. The Franchise Agreement, as amended by this Addendum, will be called this "Agreement".

RECITALS:

R.l. On October 11, 2007, you predecessor entered into a Franchise Agreement with us under the corporate name, Bajio Idaho, LLC for a BAJIO® restaurant located at 1492 South Entertainment Way, Boise. ID, Store number 75.

R.2. On January 1, 2007, Bajio Idaho, LLC assigned all of its rights and obligations arising from all of its existing agreements to you.

R.2. The parties agree that it is their intent and desire to modify the Franchise Agreement to delete incorrect references to the state of Nevada and replace them with correct references to the state of Idaho.

AGREEMENT.

The parties amend and supplement the Franchise Agreement as follows:

NOW THEREFORE, the parties agree as follows:

I.	In the opening paragraph, delete all references to the state of Nevada and replace them with the state of Idaho.
II.

This Amendment, including the Recitals set forth above together with the Franchise Agreement and Area Development Rider, constitute the entire, full and integrated agreement between the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements, memoranda, understandings, negotiations, or representations. There are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties hereto other than those set forth and duly executed in writing.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

INDIVIDUAL FRANCHISEE(S):	BAJIO, LLC

By: /s/ Ryan Overton	By: /s/ Logan Hunter
Print Name: Ryan Overton	Print Name: Logan Hunter

By: Wasatch Food Services Idaho, Inc.
/s/ Ben E. Peay, President

Print Name: Ben E. Peay

Franchise 75

Rider to the Franchise Agreement

This Rider to the Franchise Agreement dated October 11, 2007 amends and supplements the Franchise Agreement dated, October 11, 2007 between Bajio, LLC, a Utah limited liability company ("we" or "us"), and Bajio- Idaho (Ben E. Peay / Ryan Overton) (“you”). Capitalized terms used in this Rider that are defined in the Franchise Agreement will have the meanings given to them in the Franchise Agreement.

RECITALS

R.l. On July 8, 2005, we acquired the System and the rights to franchise BAJIO® restaurants through an assignment agreement between us and Bajio National, LLC, a Utah limited liability company. On July 8, 2005, Bajio National, LLC acquired the System and the rights to franchise BAJIO® restaurants from Bajio Franchising, LLC, a Utah limited liability company. Bajio Franchising, LLC acquired the System and the rights to franchise BAJIO® restaurants on June 30, 2005, from Obregon, LLC, and a Utah limited liability company ("Obregon").

R.2.	Effective on	, 2005 you rescinded your Franchise Agreement and Area Development
Agreement with Obregon, LLC dated	.
R.3.	On	, 2005 you executed a new Franchise Agreement and an Area Development Rider

with Bajio, LLC, which granted you certain preferred rights to develop and operate BAJIOTM restaurants within a designated area described in the Area Development Rider.

R.4. The parties agree that it is their intent and desire to modify the Franchise Agreement to include certain agreed to terms contained in your original Franchise Agreement and Area Development Agreement with Obregon, LLC, including the initial franchise fee, royalty payment, and advertising contribution.

AGREEMENT

The parties amend and supplement the Franchise Agreement as follows:

I.          Paragraph 1 .a. is amended by deleting the reference to $20,000 and replacing it with 0 , the amount agreed upon in your previous Agreement with Obregon.

II.	Paragraph l.b. is deleted in its entirety.

III.	Paragraph 2 is amended by deleting the reference to eight percent (8%) and replacing it with six percent (6%).
IV.	Paragraph 5.i. is amended by deleting the first sentence and replacing it with the following:

a. You agree to pay us or our designee an advertising fee equal to 2.5% (two and one half percent) of Gross Sales of the Restaurant until January 1, 2008 when the fee will increase by .25% (one-half of a percent) on an annual basis up to 4.5% (four and one-half percent) (the "Advertising Fee").

V.        The Franchise Agreement, as amended and supplemented by this Amendment, contains the entire understanding of the parties. The parties can amend the Franchise Agreement further only in a signed writing. The provisions of the Franchise Agreement, as amended and supplemented by this Amendment, are ratified and affirmed.

VI.       You acknowledge you read and understand this Amendment and the Franchise Agreement and consent to be bound by all the terms and conditions of the Franchise Agreement, as amended and supplemented by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Rider, as of the date first written above.

FRANCHISEE(S):	BAJIO, LLC

/s/ Ben E. Peay	By: /s/ (Signature not legible)
Franchisee

/s/ Ryan Overton	Title: ____________________
Franchisee

FRANCHISE	75

DATE EXECUTED 10/11/07

FRANCHISE AGREEMENT

BAJIO, LLC

with

BAJIO-IDAHO

Ben E. Peay / Ryan Overton

FTC

02/1/07

FRANCHISE AGREEMENT

This Franchise Agreement (this “Agreement”) is made October 11, 2007 between Bajio, LLC,

a Delaware limited liability company with a registered address in Wilmington, Delaware (“we” or “us”), and Bajio-Idaho of Nevada (“you”), for one (1) BAJIO® restaurant (the “Restaurant”) to be located within the state of Nevada.

RECITALS:

a.	We own a proprietary system (the “System”) for establishing and operating restaurants featuring products under our trade name and service mark BAJIO®, including, but not limited to tacos, burritos, quesadillas enchiladas, salsas, nachos, salads, beans, rice and other items (“Mexican and Southwestern Cuisine”). We developed the System by spending considerable money, time and effort The System includes the trademark BAJIO®, other trademarks, trade names, service marks, commercial announcements (slogans) and related insignia (logos) we own (the “Marks”). The System also includes; goodwill associated with the Marks; trade dress; recipes; formulas: food preparation procedures; business methods, forms and policies; trade secrets, knowledge; techniques; and developments.

b.	We operate and franchise others to operate BAJIO® restaurants using the System, including the Marks.
c.	You want access to the System to establish and operate the Restaurant at a location you select and we approve.

d.	You acknowledge the System includes confidential and proprietary information which we. our

Affiliates (defined below), our development agents and our Affiliates’ development agents, franchisees, and agents of us or our Affiliates, will give you to use only to establish and operate the Restaurant. An “Affiliate” means a person or

Entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or Entity.

e.	We have granted, and will continue to grant, access to the System to others to establish and operate

BAJIO® restaurants. This Agreement does not grant you the right to own additional BAJIO® restaurants.

f.	You acknowledge we do not have to sell you additional franchises or consent to your purchase of existing franchises.

g.	You acknowledge the only consideration we receive from you for granting you the license to use the

System consists of the Franchise Fee. the Royalty Fee and performance of your other promises under this Agreement

h. You acknowledge you personally received our Franchise Offering Circular and its exhibits, including this Agreement (the “Offering Circular”), at or prior to your first personal meeting with our employee, development agent, agent, or representative and at least ten (10) business days before you signed this Agreement, and you signed a Receipt for the Offering Circular. You represent that you have reached the age of majority and have the legal capacity to enter into this Agreement and operate a restaurant business. You represent you carefully reviewed the Offering Circular and had enough time to consult with a lawyer, accountant, or other professional advisor, if you wanted, and you understand and agree to be bound by the terms, conditions, and obligations of this Agreement. You also represent you had full opportunity, with the help of a professional advisor if you used one. to ask us and our employees, development agents, agents, or representatives, all appropriate questions and we and our employees. development agents, agents or representatives answered all of your questions to your satisfaction, except questions on the subject of potential earnings, discussed in the following paragraph. If you did not use a professional advisor, you represent you are satisfied relying on your own education, experience, and skill in evaluating the merits of a franchise offering.

1. You acknowledge and agree that some aspects of our BAJIO® restaurant franchise program and the System are still under development and that we expect that there will be some significant variation in the System in different regional markets for an initial or transitional period, or on a permanent basis. You acknowledge and agree that only we may determine what variations you may use and that you will conform strictly to the standards and specifications, which we establish for your Restaurant. Further, you acknowledge and agree that you will provide to us the data we require concerning your operations in order to allow us to assess the success of different variations in the BAJIO® concept

J. You acknowledge no employee, agent, or representative of ours, or of our Affiliates, or our development agents, made any oral, written or visual representation or projection to you of actual or potential sales, earnings, or net or gross profits. You also acknowledge no employee, agent, or representative of ours, or of our Affiliates, or our development agents, has made any statements that are contrary to, or different from, the information in the Offering Circular, including but not limited to any statements about advertising, marketing, media support, media penetration. training, store density, store locations, support services and assistance, or the costs to establish or operate a SUBWAY® restaurant, except for any statements you wrote in at Paragraph 15.

k. You represent you understand the risks of owning a business and specifically the risks of owning a BAJIO® restaurant, and you are able to bear such risks. You acknowledge the success of the Restaurant will depend primarily on your own efforts and abilities and those of your employees, and you will have to work hard and use your best efforts to operate the Restaurant. You also acknowledge other factors beyond our or your control will affect the Restaurant’s success, including but not limited to, competition, demographic patterns, consumer trends, interest rates, economic conditions, government policies, weather, local laws, rules and regulations, legal claims, inflation, labor costs, lease terms, market conditions, and other conditions which may be difficult to anticipate, assess, or even identify. You acknowledge that you are subject to all federal, state, territorial and local laws relating to the franchise business and business opportunities. You recognize BAJIO® restaurants may fall. You understand that your success will depend substantially on the location you choose. You acknowledge our approval of the location for the Restaurant does not guarantee the Restaurant’s success at that location and the Restaurant may lose money or fail.

1. This Agreement does not grant you any territorial rights and we and our Affiliates have unlimited rights to compete with you and to license others to compete with you.

m. YOU UNDERSTAND AND ACKNOWLEDGE ALL DISPUTES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EXCEPT FOR CERTAIN OF OUR CLAIMS DESCRIBED IN SUBPARAGRAPH 10.d., WILL BE ARBITRATED IN UTAH, UNDER PARAGRAPH 10 BELOW, IF NOT OTHERWISE RESOLVED.

AGREEMENT:

Acknowledging and agreeing to the above recitals, we and you (the “parties”) further agree:

1. FRANCHISE FEES. When you sign this Agreement, you will pay us the Franchise Fee checked below, unless otherwise stated. We will not refund the Franchise Fee except as we specifically provide for below. [Check one}:

a. Standard Fee. $20,000. You will pay our standard fee for a first or additional franchise. You will pay a non-refundable deposit of $ 10,000 when you sign this Agreement. The remaining $10,000 balance of the Franchise Fee will be due within 10 (ten) days after you receive our written approval of the location for the Restaurant. If you sign this Agreement, including the Specific Location Rider, we may refund your Franchise Fee (minus the $10,000 Franchise Fee deposit) as provided in Subparagraph 5.a. (1) of this Agreement as amended by the Specific Location Rider.

X b. Reduced Fee ***$0. You represent you are currently a BAJIO® franchisee or an existing franchisee of our Affiliate, Doctor’s Associates Inc. which licenses SUBWAY* restaurants (“SUBWAY® franchisees”) and all of your franchises are in substantial compliance with the BAJIO® or SUBWAY® Operations Manual, as applicable, (referenced in Subparagraph 5.b.) and there are no defaults under any Franchise Agreements. If you arc purchasing a franchise for a non-traditional location, we may disapprove the location within ninety (90) days, terminate this Agreement and refund the Franchise Fee (minus the $ 10,000 Franchise Fee deposit) paid. If any of these representations are not true (based upon the most recent store evaluation) when the Restaurant opens, you agree to pay an additional $10,000.

**No fee was paid

c. Extension Fee. $1,000. You previously signed a Franchise Agreement and paid a Franchise Fee but did not sign a Sublease in the time permitted. The original Franchise Agreement is replaced by this Agreement. You agree to sign a Sublease within two (2) years with no right to any extension.

d. Add On Fee. $ 12.500. Individuals who are existing BAJIO® or SUBWAY® Franchisees represent their franchises are in substantial compliance with the BAJIO® or SUBWAY® Operations Manual, as applicable, and there are no defaults under any Franchise Agreements. The Franchise Fee is the reduced Franchise Fee of $10,000 plus an add-on fee of $2,500 to add individuals who are not BAJIO® or SUBWAY® franchisees. If the representations of the existing franchisees are not true when a lease is signed, you agree to pay an additional $10,000. We may refund your add-on fee of $2,500 if an individual is added to this Agreement and falls to achieve a passing score on our standardized test conducted during the training program as provided in Subparagraph 5.a. (2).

e. Transfer. $0. Franchise No. _________owned by ________________________(“Seller”) was transferred to you. (Seller may have paid a transfer fee.) The Seller’s Franchise Agreement is replaced by this Agreement.

f. Amendment or Renewal. $0. This Agreement replaces and/or renews the Franchise Agreement dated ______.

2. ROYALTY PAYMENTS. You will pay us weekly a Royalty equal to eight percent (8%) of the gross sales from the Restaurant throughout the term of this Agreement. “Gross sales” means all sales or revenues, including catering and delivery, from your business exclusive of Sales Tax (as defined in Subparagraph 5.c).

3.	PERMITTED ACCESS TO THE SYSTEM AND MARKS. We grant to you during the term of this Agreement:
a.	Continued access to the System, including the loan of a copy of the Operations Manual.
b.	Continued access to information pertaining to new developments, improvements, techniques and processes in the System.

c.	A limited, non-exclusive license to use the Marks in connection with the operation of the Restaurant at one

(1) location at a site we and you approved.

4.	OUR OBLIGATIONS. We will provide you during the term of this Agreement:
a.	A training program for establishing and operating a restaurant using the System, at a location we choose.

You will pay all transportation, lodging, and other expenses to attend the training program.

b.	A representative or development agent of ours to call on during our representative’s or development agent’s normal business hours for consultation concerning the operation of the Restaurant.

c.	A program of assistance, including periodic consultations with our representative or development agent in a location we choose: an electronic newsletter advising of new developments and techniques in the System: and access during their normal business hours to specified office personnel you may call for consultations concerning the operation of the Restaurant.

5.	YOUR OBLIGATIONS. You agree to do the following:
a.	In regards to the Sublease for the Restaurant:
(1)

You will sign a Sublease for the Restaurant (“Sublease”) within two (2) years after signing this Agreement. If you do not, this Agreement will automatically expire unless you i) request and are granted an extension, ii) pay an extension fee of $ 1,000 US, and iii) sign our then current franchise agreement.

(2)

Before opening, you and your restaurant manager (if different from you) and other required personnel such as the front-end person and back of the house prep person (the “Trainees”), must successfully complete the training program we provide under Subparagraph 4.a. Any subsequent restaurant manager or other required personnel you hire must successfully complete the initial training program at least thirty (30) days alter you replace the previous restaurant manager or other required personnel. You will pay all transportation, lodging, and other expenses any of the Trainees incur to attend our training program. You may be required to achieve a passing score on our standardized test conducted during the training program. Before opening, you must successfully complete the training program we provide under Subparagraph 4.a. You may be dismissed from the training program and this Agreement may be terminated if you fall to act in a professional manner at all times during the training program in accordance with our Code of Business Conduct. Your Franchise Fee will not be refunded. If you fall to achieve a passing score, you will have the option to take one final retest. If you fail to achieve a passing score on the final retest or you opt not to take the final retest, we may dismiss you from the training program, cancel this Agreement and refund one-half (1 /2) of your Franchise Fee. If more than one individual signs this Agreement, any one of the individuals who does not achieve a passing score on the test may be dismissed from the training program, removed from this Agreement and no portion of the Franchise Fee will be refunded. We will not reimburse you for your travel expenses.

(3)

The Restaurant will be at a location found by you and approved by us. We or an Affiliate we designate will lease the premises and sublet them to you. We or our designee will attempt to secure a fair rent for the premises but we cannot represent it will be the best available rent In your area. We and/or our affiliate may charge a monthly fee, in addition to your monthly rent, of up to 10% of your monthly rent payment to compensate for administrative expenses or to earn as a profit. If you materially breach this Agreement or the lease, we or our designee may terminate the Sublease with you alter giving the notice required in the Sublease.

(4)	After you sign the Sublease, you will construct, equip, and open the Restaurant to the specifications contained in the Operations Manual.

b. You will operate your business in compliance with all existing and future applicable laws and governmental regulations, including, but not limited to, those concerning labor, taxes, disability, health, and safety. You will be required to pay all fees associated with such compliance. You agree to obtain and keep in force, at your expense, any permits, licenses, registrations, certifications or other consents required for leasing, constructing, or operating the Restaurant. If you decide to serve alcoholic beverages in your restaurant, you will be responsible for obtaining all necessary licenses and permits, and you will have to know the laws and regulations governing the sale of these items, minimum age restrictions for purchasers and employees who sell, special training requirements, and regulations on the hours of sale for these products. You will be responsible for all fees associated with the sale of alcohol. You may be required by local law to participate in a waste recycling or diversion program, which may require that you register and make ongoing fee payments. Upon request, you will forward to us copies of any documentation relating to these items. If you choose to sell alcohol in your restaurant, you may be required to obtain additional insurance coverage, which may increase your premium payments.

You will operate the Restaurant in accordance with our Operations Manual (the “Operations Manual”), which contains mandatory and suggested specifications, standards and operating procedures, which may be updated from time to time as a result of experience, or changes in the law or marketplace. You will make, at your sole expense, changes necessary to conform to the Operations Manual, including, but not limited to, repairing items not in good condition or not functioning properly, and upgrading and remodeling the Restaurant, including leasehold improvements, furniture, fixtures, equipment, and signs. You acknowledge these requirements are necessary and reasonable to preserve the identity, reputation, and goodwill we developed and the value of the franchise. You agree to make the repairs and the updates, and pay all reasonable, required costs within reasonable time periods we establish. You will adhere to quality control standards we prescribe in the Operations Manual or elsewhere with respect to the character or quality of the products you will sell or the services you will perform in association with the Marks. You must respond to and satisfy all customer complaints. If you fall to operate the Restaurant in accordance with the Operations Manual, we may terminate this Agreement under Subparagraphs 8.a. and 8.b. In lieu of termination, we may impose a fee as a pre-estimate of losses for each day the Restaurant is not in compliance with the Operations Manual to compensate us for damages and for costs we incur to compel you to bring the Restaurant into compliance. The Operations Manual, as amended from time to time, is intended to further the purposes of this Agreement and is specifically incorporated into this Agreement. The Operations Manual constitutes a confidential trade secret and will remain our property. You may not, and you may not allow others to, reproduce or photocopy the Operations Manual, in whole or in part, without our written consent. You will not conduct any business or sell any products at the Restaurant other than the business and products we approve for the location.

c. You will be solely responsible for all costs of building and operating the Restaurant, including, but not limited to, sales or use tax, goods and services tax, gross receipts tax, excise tax or other similar tax (“Sales Tax”), other taxes, fees, customs, stamp duty, other duties, governmental registrations, construction costs and permits. equipment, furniture, fixtures, signs, advertising, insurance, food products, labor, utilities, impact fees, and rent. We will not have any liability for these costs and you will reimburse us for any such costs that we must pay in connection with your operation of the Restaurant. You will pay any Sales Tax imposed by law on the Franchise Fee, Royalty, advertising fees, and any other amounts payable under this Agreement, whether assessed on you or on us. If we must make the payment to the taxing jurisdiction for any Sales Tax that is your responsibility under this Agreement, we will pass the amount on to you and you will reimburse us. You must register to collect and pay Sales Taxes before you open the Restaurant, and you must maintain these registrations during the term of this Agreement. You will recruit, hire, train, terminate, and supervise all Restaurant employees, set pay rates, and pay all wages and related amounts, including any employment benefits, unemployment insurance, withholding taxes or other sums, and we will not have any responsibility for these matters.

The insurance you must obtain and maintain includes, but is not limited to, statutory worker’s compensation in the minimum amount required by law, comprehensive liability insurance, including products liability coverage, in the minimum amount of S3.000.000 (combined single limit for personal injury or death, and property damage), and business vehicle coverage, including owned, hired and non-owned vehicle liability coverage, in the minimum amount of $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage) and an excess “umbrella” liability insurance in the minimum amount of $2,000,000. You must provide us with a copy of your Certificate of Insurance when you send us a copy of your executed lease. You will keep all insurance policies in force for the mutual benefit of the parties. With the exception of worker’s compensation and owned vehicle coverage, all insurance policies must name as additional insureds, us, our Affiliates, Franchise Brands, LLC, Doctor’s Associates Inc., our Development Agent assigned to the Restaurant (the “Development Agent”), and our agents, representatives, shareholders, directors, officers and employees, and those of our Affiliates, Franchise Brands, LLC and Doctor’s Associates Inc., and the Development Agent (the “Additional Insureds”), with such coverage being primary coverage. Your insurance company must agree to give us at least twenty (20) days’ prior written notice of termination, expiration, material modification, or cancellation of your policy, or cancellation of any of the Additional Insureds as an additional insured. You agree to defend, indemnify, and save harmless, the Additional Insureds, from and against all liability, injury, loss, cost and expense of any type (including lawyers’ fees), and damages that arise in or in connection with your operation of the Restaurant, regardless of cause or any fault or negligence (including sole or concurrent negligence) by the Additional Insureds, which indemnification will not be relieved by any insurance you carry. You acknowledge we may modify or increase the insurance requirements during the term of tills Agreement due to changes in experience, and you agree to comply with the new requirements. You acknowledge we may from time to time designate one or more approved insurance brokers or companies under a master insurance program we establish for franchisees generally, and you must purchase your coverage from one of the approved insurance brokers and their associated company.

d.	You will not own or operate, or assist another person to own or operate, any other business anywhere,

directly or indirectly, during the term of this Agreement, which is identical with or similar to the business reasonably contemplated by this Agreement, except as our authorized representative or as our duly licensed franchisee at a location we approve. You agree to pay us $20,000 for each business you own or operate in violation of this

Subparagraph, plus eight percent (8%) of its gross sales, as being a reasonable pre-estimate of the damages we will suffer. We may also seek to enjoin your activities under Subparagraph l0.d.

e.	You will sign and deliver to us appropriate electronic funds transfer preauthorized draft forms (or forms serving the same purpose) for the Restaurant’s checking account before you open the Restaurant. By signing these forms, you authorize us to withdraw money from the account on a timely basis to collect the appropriate Royalty,

contributions to the Marketing Fund, interest, late fees, and other charges that you will owe. under this Agreement or under any other Franchise Agreement you have with us. You authorize us to collect amounts you owe to the

Marketing Fund under our own name, for unpaid advertising contributions.

f.	You will report your gross sales by telephone, facsimile, electronically, or by other means we permit, within two (2) days after the end of the business week (currently Sunday). You agree to submit weekly summaries showing results of the Restaurant’s operations by the following Thursday, in writing or in electronic form, as we permit, to locations we designate. You agree to use and maintain at the Restaurant the required personal computer based point-

of-sale system and software. You agree to install additions, substitutions, and upgrades to the hardware, software,

and other items to maintain full operational efficiency and to keep pace with changing technology and updates to our requirements. You will record all sales and designated business information in your system in the manner we specify in the Operations Manual. You will report your information to us electronically at weekly or other intervals we specify.

You also agree we may call up or poll your system to retrieve the information at any time. We may estimate gross sales if you fail to report on time. We may withdraw money from your checking account for Royalty and advertising contributions under the above Subparagraph, for the amounts then due based on reported or estimated sales. We will adjust charges based on estimated gross sales after we determine actual sates.

You will use and maintain an email address to send and receive electronic mall and attachments on the Internet You may be required to invest in and implement new technology initiatives, which may include, but will not be limited to: LCD or plasma monitors, music. WIF1. Software Management applications, surveillance system, PC’s or hand held devices, E-learning, and software applications designed to better manage business functions and control costs. You will be responsible for all fees associated with these new technology initiatives. You may be required to use a supplier we designate for any goods and services associated with these initiatives. In the future, you may be required to: i) connect the Restaurant to the Internet through a high-speed broadband connection that meets our standards and specifications; and (ii) report all transactions of the Restaurant to us electronically at the same time each transaction occurs. You may be required to accept credit or debit cards from customers. You may also be required to obtain a report of all credit and debit transactions and may have to provide us with a copy of this report.

g.	You will allow our representatives and our development agent and our development agent’s representatives to enter your business premises without prior notice during regular business hours to inspect, audit, photocopy, and videotape your business operations and records, and to interview the Restaurant’s employees and customers. You will keep all of the following at the Restaurant for a period of three (3) years: cash register tapes, control sheets, weekly inventory sheets, deposit slips, bank statements and canceled checks, sales and purchase records, business and personal tax returns, cash receipts journals, cash disbursements journals, payroll registers, general ledgers, semi annual balance sheets, profit and loss statements, accounting records, and such other records and information as we may request from time to time. You also grant us permission to examine without prior notice to you, all records of any supplier relating to your purchases.

h. You will pay us, if we or our representatives determine that you under-reported gross sales, all Royalty. advertising contributions and other charges due on the gross sales that were not reported, plus interest and the late fee as provided in Subparagraph 11.f. If reported gross sales for any calendar year are less than ninety-eight percent (98%) of the actual gross sales for that period, you will reimburse us for all costs of the investigation that discovered the under-reporting, including salaries, outside accountant fees, travel, meals, and lodging. You agree to pay for all costs of any audit that did not occur due to your failure to produce your books and records at the time of audit if we notified you in writing of the audit at least five (5) days before the scheduled date. If you fall to submit all of your information to be audited, we may estimate your sales and charge you.

i. You agree to pay us or our designee an advertising fee equal to 3.0% (three percent) of Gross Sales of the Restaurant until January 1, 2009 when the fee will increase by .50% (one-half of a percent) on an annual basis up to 4.5% (four and one-half percent) (the “Advertising Fee”). The Advertising Fee you pay will be contributed to one or more national or regional marketing funds (each a “Marketing Fund”). Currently the money is deposited into the Bajio Advertising Fund (“BAF”). BAF is administered by us and advertising contributions are used for advertising initiatives developed by us in conjunction with an advisory council comprised of elected franchisees. At any time, franchisees may temporarily or permanently increase the Advertising Fee percentage for either the country or any local market by a 2/3 (two-thirds) vote on the basis of 1 (one) vote for each operating restaurant. Advertising Fees will be payable weekly together with the Royalty Fees. We require you to pay the weekly amounts by electronic funds transfer. Marketing Fund contributions are nonrefundable. We and our Affiliates or another entity acting on behalf of our franchisees may negotiate advertising contributions and programs with suppliers. We or our designee may designate that advertising contributions be forwarded to the Marketing Fund or be placed into an advertising fund to be spent on advertising and related expenses for the benefit of franchisees at our or our designee’s complete unrestricted discretion for the benefit of franchisees. You acknowledge that contributions to the Marketing Fund may not benefit franchisees in any area in proportion to the amounts they pay.

J. You will not place “For Sale” or similar signs at or in the general vicinity of the Restaurant or use any words in any advertising that identify the business offered for sale as a BAJIO® restaurant.

k. You will make prompt payment of all charges you owe to us, our Affiliates, your vendors, and the landlord of the premises. In addition to Royalty and advertising contributions to the Marketing Fund, and pay all Sales Tax, other taxes, and debts of the Restaurant as they become due.

1. You acknowledge that on August 30. 2005, the wordmark “BAJIO” was registered with the United States Patent and Trademark Office (“USPTO”) on the Principal Register, under International Class 43, bearing the registration number 2989346. On May 18, 2004, the stylized word “BAJIO” in an oval with a flame design over the “j” in Bajio was applied for at the USPTO on the Principal Register, based on actual use, under International Class 43 and published for opposition on October 25, 2005. The rights to the Marks were assigned to us on March 29, 2006 through an Assignment Agreement between us and Muchos Bajio, LLC, the prior owner. You further acknowledge and agree that we make no representations as to the priority and/or superiority of our rights in the service mark and trademark BAJIO®. You also acknowledge and agree that we may lose the right to use and/or license the use of the service mark and trademark BAJIO® or may have to share use of the service mark and trademark BAJIO® with third parties. You understand that based upon the above applications, we claim ownership rights in the Marks.

You will use or display the Marks on materials and stationery used in connection with the Restaurant only as we permit and as provided in this Agreement or in the Operations Manual. You will display the following notice in a prominent place at the Restaurant: The BAJIO® trademarks are owned by Bajio, LLC and the independent franchised operator of this restaurant is a licensed user of such trademarks.”

m. You will operate and promote the Restaurant under the name BAJIO® or other name we direct without prefix or suffix added to the name. You will not use the word “BAJIO” as part of a corporate or other business name. You will not license or purchase vehicles, fixtures, products, supplies or equipment, or incur any obligations except in your individual, corporate or other business name. You will not establish a local domain name for a website using the word “BAJIO” without our prior written authorization. The domain name must be registered under our name. We will require you to cancel your registration of the domain name if you fall to obtain our prior written authorization. At our request, you must remove any inappropriate information we deem not to be in the best interest of the System.

Any unauthorized use of the Marks by you will constitute a breach of this Agreement and an infringement of our rights in the Marks. You agree that your usage of the Marks and any goodwill established by that use will be for our exclusive benefit. This Agreement does not confer any goodwill or other interests in the Marks upon you, other than the right to operate a BAJIO* restaurant in compliance with this Agreement. You will not use the Marks in a manner that degrades, diminishes, or detracts from the goodwill associated with the Marks nor will you use the Marks in a manner which is scandalous, immoral, or satirical. You agree to promptly change the manner of such use if requested to do so by us. All provisions of this Agreement applicable to the Marks will apply to any additional proprietary trade and service marks and commercial symbols we may authorize you to use in the future. All present or future goodwill associated with the Marks belongs to us. You agree not to contest the validity or ownership of any of the Marks, or to assist any other person to do so. You agree you do not have and you will not acquire any ownership rights in the Marks, and you will not register or attempt to register any of the Marks. You agree to assign and transfer to us your rights in or registrations of the Marks that you have or may have. Any rights or purported rights in the Marks acquired through your use belong solely to us. All references to the Marks in this Agreement include any additional or replacement Marks associated with the System that we authorize you to use.

n. You will always indicate your status as an independent franchised operator and franchisee to others and on any document or information released by you in connection with the Restaurant.

o. You acknowledge the System includes confidential and proprietary information, including, but not limited to customer lists, vendor lists, products, recipes, formulas, specifications, food preparation procedures, devices, techniques, plans, business methods and strategies, organizational structure, financial information, marketing and development plans and strategies, advertising programs, creative materials, media schedules, business forms, drawings, blueprints, reproductions, data. Franchise Agreements, business information related to franchisees, pricing policies, trademarks, published materials including the mark BAJIO® and variations thereof, documents, letters or other paper work, trade secrets, know-how, information contained in the Operations Manual and all information we or our Affiliates designate as confidential (“Confidential Information”). Confidential Information will remain our property or our Affiliate’s property.

During the term of this Agreement you will not, without our express written consent, disclose, publish, or divulge any Confidential Information to any person, firm, corporation or other entity, or use any Confidential Information. directly or indirectly, for your own benefit or the benefit of any person, firm, corporation or other entity, other .than for our benefit. You agree that you will only disclose such Confidential information to those employees that need such Confidential Information in the course of their duties and shall only reveal or transmit the Confidential Information to them after advising them that the Confidential Information has been made available to you subject to this Agreement and they agree to be bound by the confidentiality terms of this Agreement. You acknowledge that If you violate this provision, substantial injury could result to us, our Affiliates, you and other BAJIO® franchisees. If you violate this provision, you will be liable to us for our damages and we may also seek to enjoin your activities under Subparagraph l0.d. You will return all written Confidential Information, including all reproductions and copies thereof promptly upon our request. In the event that you are requested or required (by oral interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any part of Confidential Information, you shall provide us with prompt written notice of any such request or requirement so that we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Subparagraph. If in the absence of a protective order or other remedy or waiver, you are legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may, without liability hereunder, disclose to such tribunal only that portion of Confidential Information which your legal counsel advises that you arc legally required to disclose.

Confidential Information shall not include, and the foregoing restrictions shall not apply to, any information or materials (a) which becomes generally known to the public other than as a result of a disclosure by you or your representative; (b) which was disclosed to you in written form, provided that you did not have reason to believe that the source of the information may have been bound by a nondisclosure agreement with other contractual, legal or fiduciary obligations of confidentiality to us or any other party with respect to such information or materials; (c) becomes available to you on a non-confidential basis from a source other than us. provided that such source is not bound by a nondisclosure agreement with other contractual, legal or fiduciary obligations of confidentiality to us or any other party with respect to such information or materials; or (d) which is independently developed by Recipient without the use of Confidential Information. The burden of proving that Confidential Information may be disclosed pursuant to the exception set forth in this subparagraph shall be on the Recipient.

6. RELOCATION OF THE RESTAURANT. You may relocate the Restaurant only with our prior written approval if the lease expires and is not renewed, or if the landlord terminates the lease, you will have one (1) year to relocate the Restaurant provided you did not breach the Sublease. You will pay all expenses and liabilities to terminate the lease as they become due and move if you relocate the Restaurant. If you materially breach this Agreement, we or our designee may cancel the Sublease with you after giving the notice required in the Sublease.

7. TERM OF AGREEMENT. If, under local law, this Agreement must be registered then it will not become effective until it is. The term of this Agreement is twenty (20) years from the date of this Agreement, subject to earlier termination. If you are in substantial compliance with the Operations Manual and not in default of this Agreement, you may renew the franchise for additional consecutive twenty (20) year periods by giving us written notice not less than one (1) year, but no more than sixteen (16) months, before the expiration of the current term. You will sign our then current form of Franchise Agreement, which will amend, and replace this Agreement and may contain terms that differ from this Agreement, including financial terms. You will not pay a renewal fee upon the expiration of the original twenty (20) year term provided under this Agreement.

8.	TERMINATION AND EXPIRATION PROVISIONS.
a.	If we give you ten (10) days’ written notice, we may, at our option and without prejudice to any of our other rights or remedies provided under this Agreement, terminate this Agreement if (i) you abandon the

Restaurant or (U) you fall to pay any money you owe us, our Affiliates, the Marketing Fund, the landlord of the premises, or any amounts we may become liable to pay because of your action or omission, or (ii) you are evicted from the Restaurant location for non-payment of rent or related charges. The notice will specify the default and provide you ten (10) days to remedy the default from the date of delivery of the notice.

b.	If we give you ninety (90) days’ written notice, we may, at our option and without prejudice to any of our other rights or remedies provided under this Agreement, terminate this Agreement if you (1) do not substantially perform all of the terms and conditions of this Agreement not otherwise covered in Subparagraph 8.a., or (if) you lose possession of the premises where the Restaurant is located, or (ill) you become insolvent, make an assignment for the benefit of creditors or seek bankruptcy relief, either reorganization or liquidation, in any court, legal or equitable, or (iv)

you lose any permit or license which you need to operate the Restaurant, or (v) you fail to comply with your duties under this Agreement or the Operations Manual, or (vi) if you use the Restaurant or the Restaurant location for any unauthorized use that we believe is injurious or prejudicial to the System, the Marks or the goodwill associated therewith. The notice will specify the default and provide you sixty (60) days to remedy the default from the date of delivery of the notice. If you cure the default within sixty (60) days, the notice will be void.

c.	We may, at our option and without prejudice to any of our other rights or remedies provided under this

Agreement, terminate this Agreement without an opportunity to remedy the default unless prohibited by law if i) you fail to comply with all civil and criminal laws, ordinances, rules, regulations and orders of public authorities, or ii) you intentionally under-report gross sales, falsify financial data or otherwise commit an act of fraud, or iii) you are convicted or plead guilty or “nolo contendere” to a felony, a crime of violence, moral turpitude, an indictable offense.

unfair or deceptive trade practices, or any other crime or offense that we believe is injurious or prejudicial to the

System, the Marks or the goodwill associated therewith, or iv) if you use the Restaurant or the Restaurant location for any illegal use, or v) we are prohibited from doing business with you under any anti-terrorism law enacted by the US

Government, including but not limited to the USA PATRIOT Act or Executive Order 13224, or vi) you are dismissed from the training program.

After the second notice of a default under Subparagraph 8.a. or 8.b., we may include a clause that because of repeated cause for termination, your subsequent repeat of a given default in the following twelve (12) month period will be good cause for a final termination without providing you the opportunity to remedy the default or even if you remedy the default

d.	Our waiver of any of your defaults will not constitute a waiver of any other default and will not prevent us from requiring you to strictly comply with this Agreement.

e.	Upon termination or expiration of this Agreement, all of your rights under this Agreement will terminate. You must change the appearance of the Restaurant, unless we instruct you otherwise, so it will no longer be identified as a BAJIO® restaurant, and you must stop using the System, including the Marks, signs.

colors, structures, personal computer based point-of-sale system software developed for BAJIO® restaurants,

printed goods and forms of advertising indicative of our Mexican and Southwestern cuisine business and return the Operations Manual to us. You are required to cancel any permits, licenses, registrations, certifications or other consents required for leasing, constructing, or operating the Restaurant. If you fall to do so within a reasonable time, we are authorized to cancel them for you. If you breach this provision, you will pay us $250 per day for each day you are in default, as being a reasonable pre-estimate of the damages we will suffer. We may also seek to enjoin your activities under Subparagraph l0.d.

f.	If any of the provisions above which permit us to terminate the franchise violate your state law, if it applies,

such state law relating to termination will prevail over the offending provisions.

g.	For one year after the termination, expiration or transfer of this Agreement, you will not directly or indirectly engage in, or assist another to engage in. any Mexican, Tex-Mex or similar Southwestern style fusion cuisine business within fifteen (15) miles of any location where a BAJIO® restaurant operates or operated in the prior year.

You agree to pay us $20,000 for each Mexican, Tex-Mex or similar Southwestern style fusion cuisine business location you are associated with in the restricted area in violation of this Subparagraph, plus eight percent (8%) of the gross sales of such location during the one (1) year period, as being a reasonable pre-estimate of the damages we will suffer.

We may also seek to enjoin your activities under Subparagraph l0.d. Nothing in this Subparagraph or any other provision of this Agreement grants you any territorial or other exclusive rights.

h. Upon termination, expiration or transfer of this Agreement, you agree to remain bound by the provisions of confidentiality and non-disclosure under Subparagraph 5.o. of this Agreement. You acknowledge that all Confidential Information will remain our property or our Affiliate’s property. You will not at any time after termination, expiration or transfer of this Agreement, without our prior written consent, disclose to any unauthorized person or entity, or use for the benefit of any unauthorized person or entity, any Confidential Information.

I. Upon termination or expiration of this Agreement, all telephone listings, telephone numbers. Internet addresses and domain names used by the public to communicate with the Restaurant will automatically become our property if permitted by state law. In any event, you agree not to use any telephone numbers, Internet addresses or domain names associated with the Restaurant after the termination or expiration of this Agreement.

J. We have the right to repurchase the Restaurant within thirty (30) days of termination or expiration of this Agreement at fair market value minus any money you owe us, our affiliates or the landlord. If we do not purchase the Restaurant, you are responsible for obtaining a termination and mutual release of the lease from the landlord of the premises on which the Restaurant is located. You are responsible for all costs associated with obtaining the termination and mutual release, including but not limited to any amount owed to the landlord.

9. TRANSFER AND ASSIGNMENT OF THE RESTAURANT.

a.	You may only transfer the Restaurant with this Agreement and only with our prior written approval, as provided in this Paragraph 9. You may transfer the Restaurant and this Agreement to a natural person or persons

(not a corporation), provided: (1) you first offer, in writing, to sell the Restaurant to us on the same terms and conditions offered by a bona fide third party purchaser, we fall to accept the offer within thirty (30) days, and we approve your contract with the purchaser; (2) each purchaser has a satisfactory credit rating, and is of good moral character; (3) each purchaser received a passing score on our standardized test (if not already a BAJIO® franchisee)

and attended and successfully completed our training program or agrees to attend our first available training program promptly after the sale (and then must successfully complete the training program or will be in default under the

Franchise Agreement); (4) each purchaser received the required disclosure documents in accordance with our policies and federal and state laws, rules, and regulations, and signs the then current form of Franchise Agreement which will amend and replace this Agreement and may contain terms that differ from this Agreement, including financial terms,

and assumes the Sublease for the Restaurant; (5) you pay in full all money you owe us, our Affiliates, and the

Marketing Fund, for all your BAJIO® restaurants and you are not otherwise in default under this Agreement: (6) you pay us $10,000 (plus any applicable Sales Tax) for our legal, accounting, training, and other expenses we incur in connection with the transfer; (7) you deliver a general release in favor of us, Franchise Brands, LLC, the Development

Agent and our Affiliates, and agents, representatives, shareholders, partners, directors, officers, and employees of ours and of the Development Agent and our Affiliates signed by you and each purchaser; (8) you transfer the Operations

Manual for the Restaurant to the purchaser on the date of transfer; and (9) at or prior to the time of the transfer you bring the Restaurant into full compliance with our then current standards set forth in the Operations Manual. All transfer documents will be in English in a form satisfactory to us. During the transfer process, Bajio, LLC may share your personal information with its affiliates or prospective franchisees in accordance with the procedures set forth in the Bajio, LLC Privacy Policy. If you do not want your information shared during the transfer process, you must opt out either prior to the completion of the store transfer or at the time of the transfer. All opt out requests should be directed to the Privacy Officer, as set forth in the policy.

b.	You may assign your rights under this Agreement to operate the Restaurant (but not this Agreement) to a corporation (or similar entity) provided: (1) the corporation is newly organized and its activities are confined exclusively to operating the Restaurant; (2) you are, and remain at all times, the owner of the controlling interest of the corporation; (3) the corporation delivers to us a written assumption of your obligations under this Agreement; (4) all shareholders of the corporation deliver to us a written guarantee of the full and prompt payment and performance by the corporation of all its obligations to us under the assignment; (5) you acknowledge to us in writing that you are not relieved of any personal liability; and (6) you deliver a general release described in Subparagraph 9.a., signed by you,

the corporation, and each shareholder of the corporation. You will also remain personally liable under the Sublease.

c.	Your rights under this Agreement may pass to your next of kin or legatee upon your death. Each such transferee must receive a passing score on our standardized test (if not already a BAJIO® franchisee), deliver a written assumption to us, and agree in writing to attend our next training session. Each transferee must then successfully complete our training program or will be in default under this Agreement. The transferees will also assume the

Sublease in writing.

d.	We may transfer and assign this Agreement without your consent, and this Agreement will inure to the benefit of our successors and assigns.

10. ARBITRATION OF DISPUTES.

a.	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. The arbitration shall be administered by an arbitration agency, such as the American Arbitration Association (“AAA”) or the American Dispute Resolution Center, in accordance with its administrative rules including, as applicable, the Commercial Rules of the AAA and under the Expedited Procedures of such rules or under the Optional Rules For Emergency Measures of Protection of the AAA. Judgment rendered by the Arbitrator may be entered in any court having Jurisdiction thereof. The costs of the arbitration will be borne equally by the parties. The parties agree that Utah shall be the site for all hearings held under this Paragraph 10, unless otherwise required by law, and that such hearings shall be before a single arbitrator, not a panel. The parties also agree that neither party shall pursue class claims. The parties further agree not to consolidate the arbitration with any other proceedings to which we are a party, except for arbitrations in which you and we are the sole parties. The parties will honor validly served subpoenas, warrants and court orders.

b.	If you breach the terms of your Sublease, the Sublessor, whether us or our designee, may exercise its rights under the Sublease, including to evict you from the franchised location. Any action brought by the Sublessor to enforce the Sublease, including actions brought pursuant to the cross-default clause in Paragraph 6 of the Sublease

(which provides that a breach of the Franchise Agreement is a breach of the Sublease), is not to be construed as an arbitrable dispute.

The parties agree that you may seek a stay of any eviction brought under the cross-default clause in Paragraph 6 of the Sublease by filing a demand for arbitration in accordance with Subparagraph l0.a within thirty (30) days of the Sublessor’s commencement of the eviction. The stay may be lifted upon conclusion of the arbitration. You may not seek a stay of eviction for any actions involving non-payment of rent or in a case where an arbitration award under the Franchise Agreement has been issued.

c.	You may only seek damages or any remedy under law or equity for any arbitrable claim against us or our successors or assigns. You agree that our Affiliates, shareholders, directors, officers, employees, agents and representatives, and their affiliates, shall not be liable nor named as a party in any arbitration or litigation proceeding commenced by you where the claim arises out of or relates to this Agreement. You further agree that the foregoing parties are intended beneficiaries of the arbitration clause; and that all claims against them that arise out of or relate to this Agreement must be resolved with us through arbitration. If you name a party in any arbitration or litigation proceeding in violation of this Subparagraph 10.c, you will reimburse us for reasonable costs incurred, including but not limited to, arbitration fees, court costs, lawyers’ fees, management preparation time, witness fees, and travel expenses incurred by us or the party.

d.	Notwithstanding the arbitration clause in Subparagraph 10.a, we may bring an action for injunctive relief in any court having Jurisdiction to enforce our trademark or proprietary rights, the covenants not to compete, or the restriction on disclosure of Confidential Information in order to avoid irreparable harm to us, our affiliates and the franchise system as a whole.

e.	Any disputes concerning the enforceability or scope of the arbitration clause shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § et sec. (“FAA”), and the parties agree that the FAA preempts any state law restrictions (including the site of the arbitration) on the enforcement of the arbitration clause in this Agreement. If,

prior to an Arbitrator’s final decision, either we or you commence an action in any court of a claim that arises out of or relates to this Agreement (except for the purpose of enforcing the arbitration clause or as otherwise permitted by this

Agreement), that party will be responsible for the other party’s expenses of enforcing the arbitration clause, including court costs, arbitration filing fees and other costs and attorney’s fees.

f.	We and our Affiliates, and you and your Affiliates, will not withhold any money due to the other party and its Affiliates, under this Agreement or any other agreement. A party or its Affiliate that withholds money in violation of this provision will reimburse the party or its Affiliate whose money is withheld for the reasonable costs to collect the withheld money, notwithstanding the provisions of Subparagraph 10.a. These costs include, but are not limited to,

mediation and arbitration fees, court costs, lawyers’ fees, management preparation time, witness fees, and travel expenses incurred by the party or its Affiliates, or its agents or representatives.

g.	If a party (i) commences action in any court, except to compel arbitration, or except as specifically permitted under this Agreement, prior to an arbitrator’s final decision, or (ii) commences any arbitration In any forum except where permitted under this Paragraph 10. or (iii) when permitted to commence a litigation proceeding, commences any litigation proceeding in any forum except where permitted under this Paragraph 10, then that party is in default of this

Agreement. The defaulting party must commence arbitration (or a litigation proceeding, if permitted under this

Paragraph 10), in a permitted forum prior to any award or final judgment. The defaulting party will be responsible for all expenses incurred by the other party, including lawyers’ fees. Subject to federal or state law, if a party defaults under any other provision of this Paragraph 10, or under any provision of Paragraph 16 or Paragraph 17, including.

but not limited to, making a claim for special, incidental, consequential, punitive, or multiple damages, or damages in excess of the amount permitted under this Agreement, or you name a person or entity in any arbitration or legal proceeding other than us, the defaulting parry must correct its claim. The defaulting party will be responsible for all expenses incurred by the other party, or the improperly named persons or entitles, including lawyers’ fees, and will be liable for abuse of process.

11. OBLIGATIONS OF THE PARTIES. The parties also agree as follows:

a.	You are, and will at all times be identified as a natural person and an independent contractor. You are not our agent, partner, or employee. This Agreement does not create a partnership, joint venture, agency, or fiduciary relationship.

b.	All or any part of your rights and privileges under this Agreement will return to us if for any reason you abandon, surrender, or suffer revocation of your rights and privileges.

c.	If, for any reason, any court, agency, or tribunal with valid jurisdiction in a proceeding to which we are a party, decides in a final, non-appealable ruling, that a portion of this Agreement is contrary to, or in conflict with any applicable present or future law, rule, or regulation, after giving such portion the broadest legal interpretation possible,

then that portion will be invalid and severable. The remainder of this Agreement will not be affected and will continue to be given full force and effect. Any invalid portion will be deemed not to be a part of this Agreement as of the date the ruling becomes final if you are a party to the proceedings, or upon your receipt of notice of nonenforcement from us. If a court, agency, or tribunal decides a covenant not to compete is too broad as to scope, time, or geographic area, the parties authorize the court, agency or tribunal to modify the covenant to the extent necessary to make it enforceable.

d.	No previous course of dealing or usage in the trade not specifically set forth in this Agreement will be admissible to explain, modify, or contradict this Agreement.

e.	The parties will give any notice required under this Agreement in writing, and will send it by certified mail,

registered mall or by a mall service which uses a tracking system, such as Airborne Express or Federal Express. We will address notices to you at the Restaurant or at your home until you designate a different address by written notice to us. You must notify us of any address changes, including changes to your electronic mall address. You will address notices to us in care of Doctor’s Associates Inc., 325 Blc Drive, Millford. CT 06460-3059, Attention Legal

Department. Any notice will be deemed given at the date and time it is received, or refused, or delivery is made impossible by the intended recipient.

f.	If your payment is more than one (1) week late you will pay a late fee equal to ten percent (10%) on any

Royalty, advertising contributions, or other charges you will owe us under this Agreement. Also, you will pay interest on all your past-due accounts at up to eighteen percent (18%). but the late fee and interest will not be greater than the maximum rate allowed by law in the state in which our principal office is located or the Restaurant is located,

whichever is higher.

g.	You must immediately notify us of any infringement of or challenge to your use of any of the Marks, or claim by any person of any rights in any of the Marks. We will indemnify you for all damages for which you are held liable in any proceeding arising out of the use of any of the Marks in compliance with this Agreement, provided you notify us promptly, cooperate in the defense of the claim, and allow us to control the defense of the action. If a third party challenges any of the Marks claiming infringement of alleged prior or superior rights in the Mark, we will have the option and right to modify or discontinue use of the Mark and adopt substitute Marks in your geographical business areas and in other areas we select. Our liability to you under such circumstances will be limited to your cost to replace signs and advertising materials. You acknowledge and agree we have the exclusive right to pursue any trademark infringement claims against third parties.

h. If we terminate this Agreement and we must purchase the Restaurant’s equipment, leasehold improvements, or both, under any applicable state law, rule, regulation, or court decision, the purchase price will be your original cost, less depreciation and amortization, based on a five (5) year life under the straight-line method.

i. If the landlord terminates the lease for the Restaurant and an arbitrator or court determines you did not breach the Sublease and it was our fault or our Affiliate’s fault the landlord terminated the lease, our obligation to you will be limited to the original cost of your leasehold improvements, less depreciation based on a five (5) year life under the straight-line method. We will pay you when you reopen the Restaurant in a new location. If the arbitrator or court determines you breached the Sublease or it was not our fault or our Affiliate’s fault the landlord terminated the lease, we and our Affiliate will have no obligation to you for termination of the lease.

J. If you believe that we are in default under this Agreement, you must give us written notice by certified mail, registered mail or by a mall service which uses a tracking system, such as Airborne Express or Federal Express, within ninety (90) days of the start of the default clearly stating each act or omission constituting the default. If we do not cure the default to your satisfaction within sixty (60) days after we receive your notice, you may give us notice that an arbitrable dispute exists. The parties will work diligently to attempt to resolve the arbitrable dispute in accordance with Paragraph 10.

k. You will pay us Sales Tax or other tax assessed on all payments you make to us that we must collect from you or pay ourselves to the taxing authority.

1. You will pay us any applicable Sales Tax or other tax on behalf of the local taxing authority at the same time and in the same manner you pay for the taxable goods or services, whether or not the requirement is specifically stated in this Agreement

m. You understand and acknowledge this Agreement does not grant you any territorial rights and there are no radius restrictions (except those granted to an Area Developer or an existing franchisee with a Designated Territory) which limit where we can license or open another BAJIO® restaurant, unless provided under applicable state law. We and our Affiliates have unlimited rights to compete with you and to license others to compete with you. You understand and acknowledge we and our Affiliates retain the exclusive unrestricted right to produce, distribute, and sell food products, beverages, and other products, under the BAJIO® mark or any other mark, directly and indirectly. through employees, representatives, licensees, assigns, agents, and others, at wholesale, retail, and otherwise, at any location, without restriction by any right you may have, and without regard to the location of any BAJIO® restaurant, and these other stores or methods of distribution may compete with the Restaurant and may adversely affect your sales. You do not have any right to exclude, control, or impose conditions on the location or development of any BAJIO® restaurant, other restaurant, store or other method of distribution, under the BAJIO® mark or any other mark.

n. You acknowledge it is our intent to comply with all anti-terrorism laws enacted by the US Government, including but not limited to the USA PATRIOT Act or Executive Order 13324. You further acknowledge that we may not carry on business with anyone officially recognized by the US Government as a suspected terrorist or anyone otherwise associated directly or indirectly with terrorist activities. The parties agree that if. at any time during the term of this Agreement, we are prohibited from doing business with you under any anti-terrorism law enacted by the US Government, then this Agreement will be terminated immediately. You acknowledge that you are not now, and have never been a suspected terrorist or otherwise associated directly or indirectly with terrorist activity, including but not limited to, the contribution of funds to a terrorist organization. You further acknowledge that it is not your intent or purpose to purchase a BAJIO® franchise to fund or participate in terrorist activities.

o. You understand and acknowledge that, from time to time, circumstances may arise where we are required to conduct an investigative background search. You authorize us or our designee to conduct such an investigative background search, as necessary, which may reveal information about your business experience, educational background, criminal record, civil judgments, property ownership, liens, association with other individuals, creditworthiness and Job performance.

12.	TERMS, REFERENCES AND HEADINGS. All terms and words in this Agreement will be deemed to include the correct number, singular or plural, and the correct gender, masculine, feminine, or neuter, as the context or sense of this Agreement may require each individual signing this Agreement as the franchisee will be jointly and severally liable. References to “you” will include all such individuals collectively and individually. References to dollars

($) in this Agreement refer to the lawful money of the United States of America. The paragraph headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation.

13. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Utah, without reference to its conflicts of law, except as may otherwise be provided in this Agreement. The parties agree any franchise law or business opportunity law of the State of Utah, now in effect, or adopted or amended after the date of this Agreement, will not apply to franchises located outside of Utah. This Agreement, including the Recitals, exhibits, and any Area Development Rider and Amendment to the Area Development Rider you may have executed prior to this Agreement, contains the entire understanding of the parties and supersedes any prior written or oral understandings or agreements of the parties relating to (he subject matter of this Agreement. The parties may not amend this Agreement orally, but only by a written agreement, except we may amend the Operations Manual from time to time as provided in this Agreement. The provisions of this Agreement which by their terms are intended to survive the termination or expiration of this Agreement, including, but not limited to, Subparagraphs 5.c, 5.h., 5.k., 8.d., 8.e., 8.g., 8.h., 11.b., 11.h., 11.i, 11.m., 11.n, and 11.o, and Paragraphs 10, 13, 14, 15, 16, 17, and 18, will survive the termination or expiration of this Agreement.

14. RELEASE. You acknowledge no employee, agent, or representative of ours, or our Affiliates, or our development agents, has made any representations to you, and you have not relied on any representations, except for the representations contained in this Agreement, the Offering Circular, and our advertising materials, and except those you have written in below:

15.        NO PRIOR CLAIMS. You represent that as of the date or this Agreement, you have no claims of any type against us, our Affiliates, or the Development Agent, or our agents, representatives, shareholders, directors, officers. and employees, or those of our Affiliates and the Development Agent, except those you have written in below:

You hereby release each of these individuals and entitles from all claims other than those you listed above. You acknowledge and understand that any list of claims and the general release will include any alleged breaches of franchise or other laws, and any alleged breach of agreement, relating not only to this Agreement, but also to any agreements or dealings you may have or had at any time with us or any of the above listed individuals or entitles.

16. LIMITATIONS ON DAMAGES. EACH PARTY HEREBY WAIVES, WITHOUT LIMITATION, ANY RIGHT IT MIGHT OTHERWISE HAVE TO ASSERT A CLAIM FOR AND/OR TO RECOVER LOST PROFITS AND OTHER FORMS OF CONSEQUENTIAL, INCIDENTAL, CONTINGENT, PUNITIVE AND EXEMPLARY DAMAGES FROM THE OTHER EXCEPT AS PROVIDED HEREIN. EACH PARTY’S LIABILITY SHALL BE LIMITED TO ACTUAL COMPENSATORY DAMAGES. ACTUAL COMPENSATORY DAMAGES SHALL BE THE GREATER OF (1) $ 100.000.00 OR (2) AT YOUR

SOLE OPTION, ALL AMOUNTS PAID TO US FOR FRANCHISE FEES AND ROYALTIES FOR THIS AGREEMENT FOR UP TO THREE YEARS PRECEDING THE DATE OF ANY AWARD HEREIN. IF YOU CHOOSE OPTION (2). WE WILL ALSO REPURCHASE YOUR EQUIPMENT, PURCHASED FROM OR THROUGH US, AT DEPRECIATED VALUE USING THE FIVE YEAR. STRAIGHT LINE METHOD OF CALCULATION. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD A FULL OPPORTUNITY TO CONSULT WITH COUNSEL CONCERNING THIS WAIVER. AND THAT THIS WAIVER IS INFORMED. VOLUNTARY, INTENTIONAL, AND NOT THE RESULT OF UNEQUAL BARGAINING POWER.

17. WAIVER OP JURY TRIAL. EACH PARTY HEREBY WAIVES, WITHOUT LIMITATION. ANY RIGHT IT MIGHT OTHERWISE HAVE TO TRIAL BY JURY ON ANY AND ALL CLAIMS ASSERTED AGAINST THE OTHER. THIS WAIVER IS EFFECTIVE EVEN IF A COURT OF COMPETENT JURISDICTION DECIDES THAT THE ARBITRATION PROVISION IN PARAGRAPH 10 IS UNENFORCEABLE, EACH PARTY ACKNOWLEDGES THAT IT HAS HAD A FULL OPPORTUNITY TO CONSULT WITH COUNSEL CONCERNING THIS WAIVER. AND THAT THIS WAIVER IS INFORMED, VOLUNTARY. INTENTIONAL, AND NOT THE RESULT OF UNEQUAL BARGAINING POWER. EACH PARTY AGREES THAT ANY SUCH TRIAL SHALL TAKE PLACE IN A COURT OF COMPETENT JURISDICTION IN UTAH, UNLESS OTHERWISE REQUIRED BY LAW.

18. CONSENT TO TERMS OF AGREEMENT. You acknowledge you read and understand this Agreement, including any addenda, exhibits, and riders and you agree to be bound by all of its terms and conditions. You acknowledge that this Agreement together with any Area Development Rider you may have executed prior to this Agreement will constitute the entire Agreement.

19. ACKNOWLEDGEMENT. YOU ACKNOWLEDGE NO REPRESENTATIONS HAVE BEEN MADE TO YOU EXCEPT THOSE SET FORTH IN THIS AGREEMENT, THE OFFERING CIRCULAR. AND OUR ADVERTISING MATERIALS; AND YOU HAVE NO CLAIMS OF ANY TYPE AGAINST US, OUR AFFILIATES. THE DEVELOPMENT AGENT. OR OUR AGENTS. REPRESENTATIVES. SHAREHOLDERS. DIRECTORS. OFFICERS AND EMPLOYEES. OR THOSE OF OUR AFFILIATES AND THE DEVELOPMENT AGENT, EXCEPT ANY REPRESENTATIONS OR CLAIMS YOU WROTE IN THE SPACES PROVIDED IN PARAGRAPHS 14 AND 15.

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

FRANCHISEE(S):	BAJIO, LLC

/s/ Ben E. Peay	By: /s/ (Signature not legible)
Franchisee

/s/ Ryan Overton	Title: ____________________

           Franchisee